UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2011
On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26745 Malibu Hills Road, Calabasas, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Material Compensatory Plan

On April 20, 2011, the Board of Directors of On Assignment, Inc. (the “Company”) authorized and directed the termination of the Company’s February 1, 1999 Amended and Restated Deferred Compensation Plan (originally adopted on January 1, 1998), as subsequently amended, for amounts attributable to elective deferrals made by eligible participants from January 1, 1998 through January 1, 2005 (“First Plan”).  Pursuant to the terms of the First Plan, the Company may terminate the First Plan at any time and immediately distribute the accrued account balances held in the First Plan in accordance with the provisions of the First Plan.  The Company’s independent director Senator William E. Brock and one non-executive employee participate in the First Plan.  The Board of Directors believes termination of the First Plan is in the best interest of the Company due to low participation and the cost of maintaining the First Plan.  The Company does not incur any costs or penalties in connection with termination of the First Plan.  Termination of the First Plan will be effective on May 2, 2011.

On April 20, 2011, the Board of Directors of the Company authorized and directed the termination of the Company’s January 1, 2008 Deferred Compensation Plan for amounts attributable to elective deferrals made by eligible participants on and after January 1, 2005 (“Second Plan”).  Pursuant to the terms of the Second Plan, the Company may terminate the Second Plan at any time and distribute the accrued balances held in the Second Plan in accordance with the provisions of the Second Plan and applicable law including, but not limited to, Section 409A of the Internal Revenue Code.  There are 23 participants in the Second Plan including the Company’s President and Chief Executive Officer, Peter T. Dameris, who is the only executive officer participant in the Second Plan.  The Board of Directors believes termination of the Second Plan is in the best interest of the Company due to low participation and the cost of maintaining the Second Plan.  The Company does not incur any costs or penalties in connection with termination of the Second Plan.  Termination of the Second Plan will be effective on May 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: April 26, 2011                                                                              /s/ James L. Brill
James L. Brill
Sr. Vice President, Finance and
Chief Financial Officer